UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2025

Contineum Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42001	27-1467257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3565 General Atomics Court, Suite 200
San Diego, California 92121
(Address of principal executive offices, including zip code)

(858) 333-5280
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	CTNM	The Nasdaq Global Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2025, the board of directors (the “Board”) of Contineum Therapeutics, Inc. (the “Company”) appointed Diego Miralles, M.D. as a member of its Board, effective March 14, 2025. Dr. Miralles will serve as a Class II director with a term expiring at the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualified. Dr. Miralles’ appointment to the Board was made based upon the recommendation of the Board’s Nominating and Corporate Governance Committee.

Dr. Miralles has served as Chief Executive Officer at AZURNA Therapeutics, Inc., a private pharmaceutical development company, since January 2024. From December 2020 to September 2022, Dr. Miralles was Chief Executive Officer at Laronde Inc., an early-stage biotechnology company. From August 2017 to September 2020, Dr. Miralles served as Chief Executive Officer at Vividion Therapeutics, Inc., a private biopharmaceutical company. From October 2007 to March 2016, Dr. Miralles held executive positions of increasing responsibility leading various research and clinical development programs at Johnson & Johnson. Dr. Miralles has served on the board of directors of Artiva Biotherapeutics, Inc., a publicly traded biotechnology company, since May 2024 and in January 2025, he was appointed as chair of the Clinical Strategy Committee. Dr. Miralles has also been a member of the board of directors at Rady Children’s Institute for Genomic Medicine since 2008 and served as a member of the board of directors at NeuBase Therapeutics, Inc., a public biopharmaceutical company, from April 2019 to April 2021. Dr. Miralles received his M.D. degree from the University of Buenos Aires, his residency in Internal Medicine at the Mayo Clinic and fellowship in Infectious Diseases at The New York Hospital/Cornell University and was on the faculty at Duke University.

In connection with Dr. Miralles’ appointment to the Board, the Board considered the compensation Dr. Miralles has received pursuant to his previous advisor agreement with the Company described below, and determined that Dr. Miralles is not independent under the listing standards of the Nasdaq Stock Market LLC. Dr. Miralles was not appointed to serve on any committees of the Board at this time.

The Company previously entered into an advisor agreement with Dr. Miralles in June 2024 (as amended, the “Advisor Agreement”), pursuant to which Dr. Miralles agreed to provide the Company with consulting services regarding strategic, scientific and clinical development activities. As compensation for such consulting services, the Company initially paid Dr. Miralles a monthly retainer of $16,000 per month in accordance with the terms of his Advisor Agreement. The Advisor Agreement was then amended to reduce the monthly retainer to $10,000 per month. In June 2024, the Company granted him an option to purchase 5,000 shares of the Company’s Class A common stock vesting in equal monthly installments over six months with an exercise price of $17.92 per share. The Advisor Agreement contained standard confidentiality and intellectual property assignment provisions in favor of the Company and was terminated by Dr. Miralles and the Company, effective March 14, 2025, in connection with Dr. Miralles joining the Board.

As a non-employee director, Dr. Miralles will receive cash and equity compensation paid by the Company pursuant to its existing Non-Employee Director Compensation Program, which includes an initial grant of an option to purchase 29,500 shares of the Company’s Class A common stock. In addition, Dr. Miralles has entered into an indemnification agreement in connection with his appointment to the Board, which is in substantially the same form entered into with the other members of the Board. There are no arrangements or understandings between Dr. Miralles and any other person pursuant to which Dr. Miralles was elected as a director. There are no family relationships between Dr. Miralles and any other director or executive officer of the Company.

Other than the Advisor Agreement and the indemnification agreement, Dr. Miralles has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Following the appointment of Dr. Miralles, the Company’s Class II directors consist of Dr. Miralles, Ms. Lyons-Williams and Mr. Schimmelpennink.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-278003) filed with the Securities and Exchange Commission on April 1, 2024).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2025

Contineum Therapeutics, Inc.

By:	/s/ Peter Slover
Peter Slover
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)